SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                     Date of Report (Date of earliest event
                            reported) August 30, 1999

                          COMMISSION FILE NO.: 0-23126


                             RELIANCE BANCORP, INC.
             (Exact name of registrant as specified in its charter)


                        Delaware                           11-3187176
(State or other Jurisdiction of Incorporation         (IRS Employer or
 organization)                                       Identification No.)


   585 Stewart Avenue, Garden City, New York                11530
(Address of principal executive officer)                 (Zip Code)


Registrant's telephone number, including area code:     (516) 222-9300
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Item 5.           Other Events


     On August 30, 1999, Reliance Bancorp, Inc., a Delaware corporation, ("Reliance") announced that it had signed a definitive Agreement and Plan of Merger, dated as of August 30, 1999 (the "Merger Agreement"), with North Fork Bancorporation, Inc., a Delaware corporation ("NFB"). NFB is the bank holding company parent of North Fork Bank and Trust Company, a New York State chartered stock commercial bank. The Merger Agreement provides, among other things, that Reliance will merge with and into NFB, with NFB being the surviving corporation ("Merger"). A copy of the Merger Agreement is attached hereto as Exhibit 2.1. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     Pursuant to the Merger Agreement, each share of Reliance common stock, par value $0.01 per share ("Reliance Common Stock"), issued and outstanding immediately prior to the Effective Time will be converted into and become the right to receive 2.0 shares of NFB common stock, par value $2.50 per share ("NFB Common Stock"). The exchange ratio was based upon the price of NFBs stock utilizing its closing price on August 27, 1999 of $19.06 for a total value to Reliance shareholders of $38.12 per share.

     The Merger will be structured as a tax-free reorganization and will be accounted under the purchase method of accounting. Consummation of the Merger is subject to the satisfaction of certain customary conditions, including approval of the Merger Agreement by the stockholders of Reliance and approval of the appropriate regulatory agencies.

     Reliance has the right to terminate the Merger Agreement if should the closing price of NFB's shares decline beyond a specified price and index, unless NFB elects to increase the Merger Consideration to be received by Reliance's stockholders as set forth in the Merger Agreement.

     The Merger Agreement also provides that options to purchase shares of Reliance Common Stock under Reliance's stock option plans that are outstanding at the Effective Time shall be converted into options to purchase shares of NFB Common Stock in accordance with the procedure set forth in the Merger Agreement. In connection with the Merger Agreement, Reliance granted to NFB a stock option pursuant to a Stock Option Agreement, dated as of August 30, 1999, which, under certain defined circumstances, would enable NFB to purchase up to 19.9% of Reliance's issued and outstanding shares of common stock. The Stock Option Agreement provides that the total profit receivable thereunder may not exceed $17.4 million plus reasonable out-of-pocket expenses. A copy of the Stock Option Agreement is attached hereto as Exhibit 4.1.

     Following consummation of the Merger, Mr. Raymond A. Nielsen will be appointed to the Board of Directors of NFB. Apart from Mr. Nielsen, those persons who are members of the Board of Directors of Reliance and Gerald M. Sauvigne, as of the consummation of the Merger, will be invited to become members of the NFB Advisory Board.

     Reliance and NFB publicly announced the Merger in a press release dated August 30, 1999, a copy of which is attached hereto as Exhibit 99.1.

     The press release incorporated by reference herein may contain certain forward-looking statements with respect to the financial condition, results of operations and business of NFB following the consummation of the Merger, including statements relating to (a) the expected cost savings and revenue enhancements to be realized from the Merger and (b) projected 2000 pro forma earnings per share. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) expected cost savings or revenue enhancements from the Merger cannot be fully realized; (2) deposit attrition, customer loss or revenue loss following the Merger is greater than expected; (3) competitive pressure in the banking and financial services industry increases significantly; (4) changes in the interest rate environment reduce margins; (5) general economic conditions, either nationally or in the State of New York, are less favorable than expected; (6) changes in real estate values; (7) changes in accounting principles; (8) changes in legislation; (9) changes in other economic, governmental, regulatory and technological factors affecting each company's operations, pricing, products and services; and (10) the impact of the Year 2000.

     The summaries of the Merger Agreement and the Option Agreement are not complete and are qualified in their entirety by reference to the complete texts of such documents filed as exhibits herewith and incorporated herein by reference.

Item 7 (c).       Exhibits

Exhibit 2.1 Agreement and Plan of Merger, dated as of August 30, 1999, by and between North Fork Bancorporation, Inc. and Reliance Bancorp, Inc.

Exhibit 4.1 Stock Option Agreement, dated August 30, 1999, by and between North Fork Bancorporation, Inc. and Reliance Bancorp, Inc.

Exhibit 99.1 Press Release dated August 30, 1999 announcing definitive merger agreement whereby North Fork Bancorporation, Inc. would acquire Reliance Bancorp, Inc.

Exhibit 99.2 Press Release dated July 22, 1999 reporting the Company's fourth quarter and fiscal year end 1999 results.
























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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                   By:    /s/  Raymond A. Nielsen
                                          ------------------------
                                          Raymond A. Nielsen
                                          President and Chief Executive Officer



Dated:    August 31, 1999